As filed with the Securities and Exchange Commission on October 7, 2025

Registration No. 333-285933

Registration No. 333-277892

Registration No. 333-270757

Registration No. 333-270758

Registration No. 333-263762

Registration No. 333-254636

Registration No. 333-237361

Registration No. 333-229122

Registration No. 333-227071

Registration No. 333-221677

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-285933

FORM S-8 REGISTRATION STATEMENT NO. 333-277892

FORM S-8 REGISTRATION STATEMENT NO. 333-270757

FORM S-8 REGISTRATION STATEMENT NO. 333-270758

FORM S-8 REGISTRATION STATEMENT NO. 333-263762

FORM S-8 REGISTRATION STATEMENT NO. 333-254636

FORM S-8 REGISTRATION STATEMENT NO. 333-237361

FORM S-8 REGISTRATION STATEMENT NO. 333-229122

FORM S-8 REGISTRATION STATEMENT NO. 333-227071

FORM S-8 REGISTRATION STATEMENT NO. 333-221677

UNDER

THE SECURITIES ACT OF 1933

SCPHARMACEUTICALS INC.

(Exact Name of Registrant As Specified In Its Charter)

Delaware	46-5184075
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

25 Mall Road, Suite 203

Burlington, Massachusetts, 01803

(617) 517-0730

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

scPharmaceuticals Inc. 2014 Stock

Incentive Plan

scPharmaceuticals Inc. 2017 Stock Option

and Incentive Plan

scPharmaceuticals Inc. 2017 Employee

Stock Purchase Plan

scPharmaceuticals Inc. 2023 Employment

Inducement Award Plan

(Full Title of the Plans)

Michael E. Castagna

Chief Executive Officer

MannKind Corporation

1 Casper Street

Danbury, Connecticut 06810

(818) 661-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Thomson, Esq. MannKind Corporation 1 Casper Street Danbury, Connecticut 06810 (818) 661-5000	Barbara Borden, Esq. Rowook Park, Esq. Asa M. Henin, Esq. Cooley LLP 10265 Science Center Drive San Diego, California 92121 (858) 550-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each a “Registration Statement” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by scPharmaceuticals Inc., a Delaware corporation (the “Registrant”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued as of the date hereunder under such Registration Statements:

•

Registration Statement on Form S-8 (No. 333-285933), registering (i) 205,000 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), issuable under the scPharmaceuticals Inc. 2017 Employee Stock Purchase Plan (the “ESPP”) and (ii) 2,003,827 shares of Common Stock issuable under the scPharmaceuticals Inc. 2017 Stock Option and Incentive Plan (the “2017 Incentive Plan”), filed with the SEC on March 19, 2025;

•

Registration Statement on Form S-8 (No. 333-277892), registering (i) 205,000 shares of the Registrant’s Common Stock, issuable under the ESPP and (ii) 1,438,740 shares of Common Stock issuable under the 2017 Incentive Plan, filed with the SEC on March 13, 2024;

•

Registration Statement on Form S-8 (No. 333-270757), registering 205,000 shares of the Registrant’s Common Stock, issuable under the ESPP and (ii) 1,370,316 shares of Common Stock issuable under the 2017 Incentive Plan, filed with the SEC on March 22, 2023;

•

Registration Statement on Form S-8 (No. 333-270758), registering 500,000 shares of the Registrant’s Common Stock, issuable under the scPharmaceuticals Inc. 2023 Employment Inducement Award Plan, filed with the SEC on March 22, 2023;

•

Registration Statement on Form S-8 (No. 333-263762), registering (i) 205,000 shares of the Registrant’s Common Stock, issuable under the ESPP and (ii) 1,094,668 shares of Common Stock issuable under the 2017 Incentive Plan, filed with the SEC on March 22, 2022;

•

Registration Statement on Form S-8 (No. 333-254636), registering (i) 205,000 shares of the Registrant’s Common Stock, issuable under the ESPP and (ii) 1,093,038 shares of Common Stock issuable under the 2017 Incentive Plan, filed with the SEC on March 23, 2021;

•

Registration Statement on Form S-8 (No. 333-237361), registering (i) 194,189 shares of the Registrant’s Common Stock, issuable under the ESPP and (ii) 776,758 shares of Common Stock issuable under the 2017 Incentive Plan, filed with the SEC on March 24, 2020;

•

Registration Statement on Form S-8 (No. 333-229122), registering (i) 185,693 shares of the Registrant’s Common Stock, issuable under the ESPP and (ii) 742,772 shares of Common Stock issuable under the 2017 Incentive Plan, filed with the SEC on January 3, 2019;

•

Registration Statement on Form S-8 (No. 333-227071), registering (i) 205,000 shares of the Registrant’s Common Stock, issuable under the ESPP and (ii) 741,389 shares of Common Stock issuable under the 2017 Incentive Plan, filed with the SEC on August 28, 2018; and

•

Registration Statement on Form S-8 (No. 333-221677), registering (i) 205,000 shares of the Registrant’s Common Stock, issuable under the ESPP, (ii) 1,430,000 shares of Common Stock issuable under the 2017 Incentive Plan, filed with the SEC on November 20, 2017 and (iii) 1,165,453 shares of Common Stock issuable under the scPharmaceuticals Inc. 2014 Stock Incentive Plan.

On August 24, 2025, the Registrant entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with MannKind Corporation, a Delaware corporation (“Parent”), and Seacoast Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on October 7, 2025, Merger Sub merged with and into the Registrant with the Registrant surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all of the offerings and sales of the Registrant’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance under the Registration Statements but remain unsold at the termination of the offerings, the Registrant hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof, and each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, State of Connecticut, on October 7, 2025.

scPharmaceuticals Inc.

By:	/s/ Michael E. Castagna
Name:	Michael E. Castagna
Title:	President

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.